Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information of Fidelity Total International Equity Fund, which are included in Post-Effective Amendment No. 100 to the Registration Statement No. 811-04008 on Form N-1A of Fidelity Investment Trust.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
October 24, 2007